Exhibit 3(4)

CERTIFICATE OF ELIMINATION OF THE 8.00% SERIES A MANDATORY CONVERTIBLE PREFERRED STOCK OF
HESS CORPORATION

Pursuant to Section 151(g)
of the General Corporation Law
of the State of Delaware

Hess Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Company”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.That, pursuant to Section 151 of the General Corporation Law of the State of Delaware and authority granted in the Restated Certificate of Incorporation of the Company, as theretofore amended, the Board of Directors of the Company, by resolution duly adopted, authorized the issuance of a series of 575,000 shares of 8.00% Series A Mandatory Convertible Preferred Stock, par value $1.00 per share (the “Mandatory Convertible Preferred Stock”), and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof, and, on February 10, 2016, filed a Certificate of Designations with respect to such Mandatory Convertible Preferred Stock in the office of the Secretary of State of the State of Delaware.

2.That no shares of said Mandatory Convertible Preferred Stock are outstanding and no shares thereof will be issued subject to said Certificate of Designations.

3.That the Board of Directors of the Company has adopted the following resolutions:

WHEREAS, by resolution of the Board of Directors of Hess Corporation, a Delaware corporation (the “Company”), and by a Certificate of Designations (the “Certificate of Designations”) filed in the office of the Secretary of State of the State of Delaware on February 10, 2016, the Company authorized the issuance of a series of 575,000 shares of 8.00% Series A Mandatory Convertible Preferred Stock, par value $1.00 per share, of the Company (the “Mandatory Convertible Preferred Stock”) and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof; and

WHEREAS, all 575,000 shares of such Mandatory Convertible Preferred Stock were issued by the Company and all such shares have been converted into Common Stock of the Company as of January 31, 2019; and

WHEREAS, as of the date hereof, no shares of such Mandatory Convertible Preferred Stock are outstanding and no shares of such Mandatory Convertible Preferred Stock will be issued subject to said Certificate of Designations; and

WHEREAS, it is desirable that all matters set forth in the Certificate of Designations with respect to such Mandatory Convertible Preferred Stock be eliminated from the Restated Certificate of Incorporation, as heretofore amended, of the Company.

NOW, THEREFORE, BE IT AND IT HEREBY IS

RESOLVED, that all matters set forth in the Certificate of Designations with respect to such Mandatory Convertible Preferred Stock be eliminated from the Restated Certificate of Incorporation, as heretofore amended, of the Company; and it is further

RESOLVED, that the officers of the Company be, and hereby are, authorized and directed to file a Certificate with the office of the Secretary of State of the State of Delaware setting forth a copy of these resolutions whereupon all matters set forth in the Certificate of Designations with respect to such Mandatory Convertible Preferred Stock shall be eliminated from the Restated Certificate of Incorporation, as heretofore amended, of the Company.

4.That, accordingly, all matters set forth in the Certificate of Designations with respect to the Mandatory Convertible Preferred Stock be, and hereby are, eliminated from the Restated Certificate of Incorporation, as heretofore amended, of the Company.

IN WITNESS WHEREOF, Hess Corporation has caused this Certificate to be executed by its duly authorized officer this 19th day of February, 2020.

HESS CORPORATION

By: /s/ Timothy B. Goodell

Name: Timothy B. Goodell

Title: Senior Vice President, General

Counsel and Corporate

Secretary

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